Dechert LLP

1775 I Street N.W.
Washington, DC 20006-2401

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1 202 261 33333
www.dechert.com

November 9, 2012

Buckeye Technologies Inc.
1001 Tillman Street
Memphis, TN  38112

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Buckeye Technologies Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of up to 2,000,000 shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”), which the Company intends to grant pursuant to the Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan (the “Plan”).  This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and we express no opinion herein as to any matter other than as to the validity of the Shares.

In rendering the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion, including the following documents:

(1) the Registration Statement;

(2) the Plan;

(3)	resolutions of the Company’s board of directors and the compensation committee thereof authorizing the Plan; and

(4)
the Company’s Certificate of Incorporation, including the amendments effective as of January 8, 1993, March 11, 1993, November 20, 1995, December 11, 1995, October 29, 1997, April 8, 1998 and October 31, 2012 (the “Certificate of Incorporation”), and the Company’s bylaws as currently  in effect (the “Bylaws”).

As to the facts on which the opinion is based, we have relied upon certificates of public officials, certificates and written statements of officers and representatives of the Company and the due performance by the Company of its obligations set forth in the Plan.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies.

We are members of the bar of the State of New York, and the foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that, when (i) the Registration Statement has been declared effective by the Commission, (ii) the Shares are duly issued and delivered by the Company and paid for in the manner described in the Plan and at a price per Share not less than the per Share par value and (iii) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP